NCL Ingeniería y Construcción Ltda.

White Mountain Titanium Corporation
Augusto Leguia 100, Oficina 812
Las Condes
Santiago, Chile

NCL Ingenieria y Construccion Ltda.
General del Canto 235
Providencia
Santiago, Chile

Gentlemen:

Re: **CONSENTS FOR S-1 REGISTRATION STATEMENT**

We hereby consent to the inclusion in this Form S-1 Registration Statement of White Mountain Titanium Corporation (SEC File No. 333-164963) of the information in our report "Reservas Proyecto Cerro Blanco" dated May 2008 relating to the Cerro Blanco project referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

By: NCL Ingeniería y Construcción Ltda.
Name: Antonio Couble C.
Title: Project Manager

Date: March 24, 2010